The J.M. Smucker Co. Announces Fiscal 2024 Second Quarter Results
ORRVILLE, Ohio, December 5, 2023 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the second quarter ended October 31, 2023, of its 2024 fiscal year. Financial results for the second quarter of fiscal year 2024 reflect the divestiture of certain pet food brands on April 28, 2023. All comparisons are to the second quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales decreased $266.5 million, or 12 percent. Net sales excluding the divestiture and foreign currency exchange increased 7 percent.
•Net income per diluted share was $1.90. Adjusted earnings per share was $2.59, an increase of 8 percent.
•Cash provided by operations was $176.9 million compared to $205.0 million in the prior year. Free cash flow was $28.2 million, compared to $102.9 million in the prior year.
•The Company updated its full-year fiscal 2024 financial outlook, which reflects the acquisition of Hostess Brands, Inc. ("Hostess Brands").
CHIEF EXECUTIVE OFFICER REMARKS
"Our second quarter results reflect the continued demand for our iconic brands, our focus on executing with excellence, and the talent of our employees," said Mark Smucker, Chair of the Board, President and Chief Executive Officer. "Our continued business momentum gives us confidence in our ability to achieve our sales and earnings expectations for this fiscal year."

"We also advanced our portfolio reshape activities, including the acquisition of the Hostess® sweet baked snacks and Voortman® cookie brands. We are confident in our ability to capitalize on synergies and growth opportunities across snacking, while also continuing to support our other growth platforms in coffee and pet. Our transformed portfolio improves our ability to deliver long-term sustainable growth and shareholder value."

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended October 31,
	2023	2022	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,938.6	$2,205.1	(12)%

Operating income	$298.9	$293.4	2%
Adjusted operating income	385.4	379.6	2%

Net income per common share – assuming dilution	$1.90	$1.79	6%
Adjusted earnings per share – assuming dilution	2.59	2.40	8%

Weighted-average shares outstanding – assuming dilution	102.4	106.9	(4)%

Net Sales
Net sales decreased $266.5 million, or 12 percent. Excluding noncomparable net sales in the prior year of $385.0 million from the divested pet food brands, as well as $2.5 million of unfavorable foreign currency exchange, net sales increased $121.0 million, or 7 percent.
The increase in comparable net sales reflects a 4 percentage point increase from volume/mix, primarily driven by Smucker's® Uncrustables® frozen sandwiches and contract manufacturing sales related to the divested pet food brands, partially offset by Jif® peanut butter. Comparable net sales growth was also supported by a 3 percentage point increase from net price realization, primarily due to list price increases for the U.S. Retail Pet Foods and U.S. Retail Consumer Foods segments and for International and Away From Home, partially offset by a net price decline for the U.S. Retail Coffee segment.
Operating Income
Gross profit increased $23.1 million, or 3 percent. The increase primarily reflects higher net price realization, lower green coffee costs, and favorable volume/mix. Gross profit also reflects the unfavorable impact from the divested pet food brands. Operating income increased $5.5 million, or 2 percent, primarily reflecting the increase in gross profit, a $20.8 million decrease in selling, distribution, and administrative ("SD&A") expenses, and a $16.0 million reduction in amortization expense as a result of the divested pet food brands. These benefits were mostly offset by a $48.3 million increase for net other operating expense, primarily driven by a $39.1 million unfavorable impact related to the termination of a supplier agreement and an estimated net pre-tax loss on assets held for sale.
Adjusted gross profit increased $19.5 million, or 3 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results primarily reflects the exclusion of the change in net cumulative unallocated derivative gains and losses. Adjusted operating income, which further reflects the exclusion of amortization, the estimated net pre-tax loss on assets held for sale, and special project costs as compared to GAAP operating income, increased $5.8 million, or 2 percent.

Interest Expense, Other Debt Costs, and Income Taxes
Net interest expense decreased $4.6 million, primarily due to an increase in interest income, reflecting an increase in our cash investments and higher interest rates as compared to the prior year, and a decrease in interest expense related to the Company's commercial paper program, as there was no balance outstanding at the end of the quarter. The decrease in net interest expense also includes interest expense related to the new Senior Notes issued during the quarter to fund the acquisition of Hostess Brands.
Other debt costs were $19.5 million in the quarter, reflecting financing fees for the acquisition of Hostess Brands.
The effective income tax rate was 21.9 percent, compared to 24.4 percent in the prior year. The adjusted effective income tax rate was 24.3 percent, compared to 24.4 percent in the prior year. The change in effective income tax rates was primarily due to the impact of state income taxes, partially offset by a tax benefit related to the divestiture of Sahale Snacks®.
Cash Flow and Debt
Cash provided by operating activities was $176.9 million, compared to $205.0 million in the prior year, primarily reflecting timing differences of income tax payments and financing fees for the acquisition of Hostess Brands, partially offset by less cash required to fund working capital. Free cash flow was $28.2 million, compared to $102.9 million in the prior year, reflecting a $46.6 million increase in capital expenditures and the decrease in cash provided by operating activities.

FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2024 guidance, as summarized below, which reflects the anticipated impact of the acquisition of Hostess Brands:

	Current	Previous
Comparable net sales increase vs prior year (A)	8.5% - 9.0%	8.5% - 9.5%
Adjusted earnings per share	$9.25 - $9.65	$9.45 - $9.85
Free cash flow (in millions)	$530	$650
Capital expenditures (in millions)	$610	$550
Adjusted effective income tax rate	24.3%	24.0%
(A) Comparable net sales excludes sales in the prior year related to the divestitures of certain pet food brands and Sahale Snacks®, and also excludes sales in the current year related to the acquisition of Hostess Brands. Net sales are expected to decrease 3.0% to 3.5% compared to the prior year, including the acquisition of Hostess Brands.

Comparable net sales are expected to increase 8.5 to 9.0 percent compared to the prior year. This reflects favorable volume/mix from underlying business momentum, as well as higher net pricing. Net sales are expected to decrease 3.0 to 3.5 percent compared to the prior year, reflecting approximately $8.25 billion at the mid-point of the guidance range. The net sales decrease reflects $1.5 billion of net sales in the prior year related to the divested pet food brands, $23.7 million of net sales in the prior year related to the divested Sahale Snacks® business, and $650.0 million of anticipated net sales in the current fiscal year related to the acquisition of Hostess Brands.
Adjusted earnings per share is expected to range from $9.25 to $9.65. This range reflects the benefits of favorable volume/mix and higher net pricing actions, partially offset by increased SD&A expenses. The adjusted earnings per share range also reflects a net unfavorable impact of approximately $0.60 related to stranded overhead from the pet food divestiture, inclusive of income and reimbursements from transition services and contract manufacturing agreements. The adjusted earnings per share range now reflects a net unfavorable impact of approximately $0.40 related to the Hostess Brands acquisition, including incremental profits from the new Sweet Baked Snacks reportable segment, more than offset by incremental administrative expense related to the acquisition, incremental interest expense related to new debt to fund the acquisition, incremental tax expense related to a change in the effective income tax rate, and additional common shares issued in connection with the transaction.
This guidance assumes an adjusted gross profit margin of approximately 37.5 percent, an adjusted effective income tax rate of 24.3 percent, and 104.4 million weighted-average common shares outstanding, inclusive of the effect of the Hostess Brands acquisition. Free cash flow is expected to be approximately $530.0 million with capital expenditures of $610.0 million. The change in free cash flow and capital expenditure guidance, compared to previous expectations, is primarily due to $135.0 million of transaction and integration costs and $60.0 million of capital expenditures associated with the Hostess Brands acquisition.
The updated guidance for items related to the Hostess Brands acquisition includes preliminary estimates that could differ materially as the Company continues to evaluate the impact of purchase accounting adjustments.

SECOND QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q2 Results	$685.7	$171.0	24.9%
Increase (decrease) vs prior year	(3)%	(9)%	-150bps
Net sales decreased $24.1 million, or 3 percent. Net price realization reduced net sales by 4 percentage points, primarily driven by list price decreases, partially offset by reduced trade spend. Volume/mix was neutral in the quarter, as increases for the Café Bustelo® and Dunkin'® brands were mostly offset by the Folgers® brand.
Segment profit decreased $16.7 million, primarily reflecting the $39.1 million unfavorable impact related to the termination of a supplier agreement. Excluding this item, segment profit increased, primarily driven by a favorable net impact of decreased commodity costs and lower net price realization.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q2 Results	$464.3	$128.5	27.7%
Increase (decrease) vs prior year	7%	28%	450bps

Net sales increased $32.1 million, or 7 percent. Higher net price realization increased net sales by 7 percentage points, primarily reflecting a favorable impact of lapping customer returns and fees related to the Jif® peanut butter product recall in the prior year and a list price increase for Jif® peanut butter. Volume/mix was neutral to net sales, as an increase for Smucker's® Uncrustables® frozen sandwiches was mostly offset by a decrease for Jif® peanut butter.
Segment profit increased $28.2 million, primarily reflecting higher net price realization and lower costs, inclusive of a favorable impact of lapping the recall, partially offset by increased marketing investments.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q2 Results	$464.0	$97.2	20.9%
Increase (decrease) vs prior year	(39)%	(19)%	520bps
Net sales decreased $301.2 million, or 39 percent. Excluding $377.8 million of noncomparable net sales in the prior year related to the divested pet food brands, net sales increased $76.6 million, or 20 percent. Volume/mix increased net sales by 12 percentage points, primarily driven by $38.4 million of contract manufacturing sales related to the divestiture and growth for dog snacks, primarily driven by the Milk-Bone® brand. Higher net price realization increased net sales by 8 percentage points, primarily reflecting list price increases across the portfolio.
Segment profit decreased $22.9 million, reflecting the noncomparable segment profit in the prior year related to the divested pet food brands. Excluding the impact of the divestiture, segment profit increased, primarily driven by a favorable net impact of higher net price realization and increased costs and favorable volume/mix, partially offset by increased distribution costs.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY24 Q2 Results	$324.6	$60.2	18.5%
Increase (decrease) vs prior year	9%	45%	460bps
Net sales increased $26.7 million, or 9 percent. Excluding $7.2 million of noncomparable net sales in the prior year related to the divested pet food brands and $2.5 million of unfavorable foreign currency exchange, net sales increased $36.4 million, or 13 percent. Volume/mix increased net sales by 7 percentage points for the combined businesses, primarily driven by Smucker's® Uncrustables® frozen sandwiches and coffee products. Net price realization contributed a 5 percentage point increase to net sales, primarily driven by list price increases across the majority of the portfolio, partially offset by increased trade spend.
Segment profit increased $18.7 million, primarily reflecting higher net price realization and favorable volume/mix.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2024 second quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question and answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the Company’s ability to successfully integrate Hostess Brands’ operations and employees and to implement plans and achieve financial forecasts with respect to the Hostess Brands' business; the Company’s ability to realize the anticipated benefits, including synergies and cost savings, related to the Hostess Brands acquisition, including the possibility that the expected benefits will not be realized or will not be realized within the expected time period; disruption from the acquisition of Hostess Brands by diverting the attention of the Company’s management and making it more difficult to maintain business and operational relationships; the negative effects of the acquisition of Hostess Brands on the market price of the Company’s common shares; the amount of the costs, fees, expenses, and charges and the risk of litigation related to the acquisition of Hostess Brands; the effect of the acquisition of Hostess Brands on the Company’s business relationships, operating results, ability to hire and retain key talent, and business generally; the effect of the sale of certain pet food brands on the Company's ability to retain key personnel and to maintain relationships with customers, suppliers, and other business partners; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls, political instability, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, pandemics (including the novel coronavirus), work stoppages or labor shortages, or other calamities; risks related to the availability, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, including changes in consumer preference, consumer litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment to meet our deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company's public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or their suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse portfolio family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Smucker’s® Uncrustables®, Smucker’s®, Hostess®, Voortman®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2023	2022	% Increase (Decrease)	2023	2022	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,938.6	$2,205.1	(12)%	$3,743.8	$4,078.1	(8)%
Cost of products sold	1,214.4	1,504.0	(19)%	2,364.8	2,824.5	(16)%
Gross Profit	724.2	701.1	3%	1,379.0	1,253.6	10%
Gross margin	37.4%	31.8%		36.8%	30.7%

Selling, distribution, and administrative expenses	333.5	354.3	(6)%	647.1	698.1	(7)%
Amortization	39.6	55.6	(29)%	79.4	111.2	(29)%
Other special project costs	6.8	0.7	n/m	6.8	2.1	n/m
Other operating expense (income) – net	45.4	(2.9)	n/m	43.3	(30.9)	n/m
Operating Income	298.9	293.4	2%	602.4	473.1	27%
Operating margin	15.4%	13.3%		16.1%	11.6%

Interest expense – net	(35.1)	(39.7)	(12)%	(67.2)	(78.8)	(15)%
Other debt costs	(19.5)	—	n/m	(19.5)	—	n/m
Other income (expense) – net	5.1	(0.8)	n/m	(27.9)	(0.3)	n/m
Income Before Income Taxes	249.4	252.9	(1)%	487.8	394.0	24%
Income tax expense	54.5	61.8	(12)%	109.3	93.1	17%
Net Income	$194.9	$191.1	2%	$378.5	$300.9	26%

Net income per common share	$1.91	$1.79	7%	$3.70	$2.82	31%

Net income per common share – assuming dilution	$1.90	$1.79	6%	$3.69	$2.82	31%

Dividends declared per common share	$1.06	$1.02	4%	$2.12	$2.04	4%

Weighted-average shares outstanding	102.1	106.6	(4)%	102.3	106.6	(4)%

Weighted-average shares outstanding – assuming dilution	102.4	106.9	(4)%	102.6	106.8	(4)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	October 31, 2023	April 30, 2023
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$3,623.9	$655.8
Trade receivables – net	587.9	597.6
Inventories	1,084.9	1,009.8
Investment in equity securities	432.7	487.8
Other current assets	134.7	107.7
Total Current Assets	5,864.1	2,858.7

Property, Plant, and Equipment – Net	2,389.3	2,239.5

Other Noncurrent Assets
Goodwill	5,213.2	5,216.9
Other intangible assets – net	4,349.3	4,429.3
Other noncurrent assets	307.8	247.0
Total Other Noncurrent Assets	9,870.3	9,893.2
Total Assets	$18,123.7	$14,991.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,250.3	$1,392.6
Other current liabilities	584.1	594.1
Total Current Liabilities	1,834.4	1,986.7

Noncurrent Liabilities
Long-term debt	7,771.7	4,314.2
Other noncurrent liabilities	1,428.7	1,399.7
Total Noncurrent Liabilities	9,200.4	5,713.9

Total Shareholders’ Equity	7,088.9	7,290.8
Total Liabilities and Shareholders’ Equity	$18,123.7	$14,991.4

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
	(Dollars in millions)
Operating Activities
Net income	$194.9	$191.1	$378.5	$300.9
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	53.0	57.1	103.2	112.2
Amortization	39.6	55.6	79.4	111.2
Pension settlement loss (gain)	—	1.7	3.2	1.7
Unrealized loss (gain) on investment in equity securities – net	(5.9)	—	21.5	—
Share-based compensation expense	8.6	(2.6)	13.7	5.3
Loss (gain) on divestitures – net	13.8	—	12.6	(1.6)
Deferred income tax expense (benefit)	(7.4)	—	(16.3)	—
Other noncash adjustments – net	4.2	8.2	10.2	12.3
Defined benefit pension contributions	(1.1)	(1.1)	(1.8)	(71.8)
Changes in assets and liabilities, net of effect from divestitures:
Trade receivables	2.6	(6.9)	8.7	(87.1)
Inventories	4.9	(50.8)	(76.5)	(273.8)
Other current assets	6.8	22.4	2.0	19.1
Accounts payable	(49.1)	4.4	(92.9)	77.5
Accrued liabilities	42.4	11.9	34.7	20.8
Income and other taxes	(121.3)	(81.9)	(64.0)	(56.3)
Other – net	(9.1)	(4.1)	(21.4)	(4.4)
Net Cash Provided by (Used for) Operating Activities	176.9	205.0	394.8	166.0

Investing Activities
Additions to property, plant, and equipment	(148.7)	(102.1)	(299.0)	(190.4)
Other – net	6.9	(35.7)	5.3	(18.9)
Net Cash Provided by (Used for) Investing Activities	(141.8)	(137.8)	(293.7)	(209.3)

Financing Activities
Short-term borrowings (repayments) – net	—	(88.8)	—	118.2
Proceeds from long-term debt	3,485.0	—	3,485.0	—
Capitalized debt issuance costs	(28.9)	—	(28.9)	—
Quarterly dividends paid	(108.0)	(108.4)	(213.2)	(213.5)
Purchase of treasury shares	(0.4)	(0.1)	(372.4)	(7.9)
Proceeds from stock option exercises	1.2	5.2	1.2	6.1
Other – net	0.1	1.4	(4.0)	(1.7)
Net Cash Provided by (Used for) Financing Activities	3,349.0	(190.7)	2,867.7	(98.8)
Effect of exchange rate changes on cash	(1.3)	(1.0)	(0.7)	(0.7)
Net increase (decrease) in cash and cash equivalents	3,382.8	(124.5)	2,968.1	(142.8)
Cash and cash equivalents at beginning of period	241.1	151.6	655.8	169.9
Cash and Cash Equivalents at End of Period	$3,623.9	$27.1	$3,623.9	$27.1

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended October 31,				Six Months Ended October 31,
	2023	% of Net Sales	2022	% of Net Sales	2023	% of Net Sales	2022	% of Net Sales
	(Dollars in millions)
Net sales	$1,938.6		$2,205.1		$3,743.8		$4,078.1
Selling, distribution, and administrative expenses:
Marketing	109.4	5.6%	113.3	5.1%	198.0	5.3%	208.9	5.1%
Selling	51.5	2.7%	55.6	2.5%	116.3	3.1%	125.2	3.1%
Distribution	61.0	3.1%	76.5	3.5%	121.9	3.3%	149.3	3.7%
General and administrative	111.6	5.8%	108.9	4.9%	210.9	5.6%	214.7	5.3%
Total selling, distribution, and administrative expenses	$333.5	17.2%	$354.3	16.1%	$647.1	17.3%	$698.1	17.1%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$685.7	$709.8	$1,310.8	$1,307.7
U.S. Retail Consumer Foods	464.3	432.2	928.3	743.3
U.S. Retail Pet Foods	464.0	765.2	905.0	1,494.2
International and Away From Home	324.6	297.9	599.7	532.9
Total net sales	$1,938.6	$2,205.1	$3,743.8	$4,078.1

Segment profit:
U.S. Retail Coffee	$171.0	$187.7	$341.1	$333.6
U.S. Retail Consumer Foods	128.5	100.3	234.2	155.1
U.S. Retail Pet Foods	97.2	120.1	178.5	240.4
International and Away From Home	60.2	41.5	96.6	58.1
Total segment profit	$456.9	$449.6	$850.4	$787.2
Amortization	(39.6)	(55.6)	(79.4)	(111.2)
Gain (loss) on divestitures – net	(13.8)	—	(12.6)	1.6
Interest expense – net	(35.1)	(39.7)	(67.2)	(78.8)
Change in net cumulative unallocated derivative gains and losses	(26.3)	(27.1)	(15.9)	(60.9)
Cost of products sold – special project costs	—	(2.8)	—	(3.9)
Other special project costs	(6.8)	(0.7)	(6.8)	(2.1)
Other debt costs	(19.5)	—	(19.5)	—
Corporate administrative expenses	(71.5)	(70.0)	(133.3)	(137.6)
Other income (expense) – net	5.1	(0.8)	(27.9)	(0.3)
Income before income taxes	$249.4	$252.9	$487.8	$394.0

Segment profit margin:
U.S. Retail Coffee	24.9%	26.4%	26.0%	25.5%
U.S. Retail Consumer Foods	27.7%	23.2%	25.2%	20.9%
U.S. Retail Pet Foods	20.9%	15.7%	19.7%	16.1%
International and Away From Home	18.5%	13.9%	16.1%	10.9%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP financial measures can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2024 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,				Six Months Ended October 31,
	2023	2022	Increase (Decrease)	%	2023	2022	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,938.6	$2,205.1	($266.5)	(12)%	$3,743.8	$4,078.1	($334.3)	(8)%
Pet food brands divestiture	—	(385.0)	385.0	17	—	(759.1)	759.1	19
Foreign currency exchange	2.5	—	2.5	—	6.3	—	6.3	—
Net sales excluding divestiture and foreign currency exchange	$1,941.1	$1,820.1	$121.0	7%	$3,750.1	$3,319.0	$431.1	13%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$724.2	$701.1	$1,379.0	$1,253.6
Change in net cumulative unallocated derivative gains and losses	26.3	27.1	15.9	60.9
Cost of products sold – special project costs	—	2.8	—	3.9
Adjusted gross profit	$750.5	$731.0	$1,394.9	$1,318.4
% of net sales	38.7%	33.2%	37.3%	32.3%

Operating income reconciliation:
Operating income	$298.9	$293.4	$602.4	$473.1
Amortization	39.6	55.6	79.4	111.2
Loss (gain) on divestitures – net	13.8	—	12.6	(1.6)
Change in net cumulative unallocated derivative gains and losses	26.3	27.1	15.9	60.9
Cost of products sold – special project costs	—	2.8	—	3.9
Other special project costs	6.8	0.7	6.8	2.1
Adjusted operating income	$385.4	$379.6	$717.1	$649.6
% of net sales	19.9%	17.2%	19.2%	15.9%

Net income reconciliation:
Net income	$194.9	$191.1	$378.5	$300.9
Income tax expense	54.5	61.8	109.3	93.1
Amortization	39.6	55.6	79.4	111.2
Loss (gain) on divestitures – net	13.8	—	12.6	(1.6)
Change in net cumulative unallocated derivative gains and losses	26.3	27.1	15.9	60.9
Cost of products sold – special project costs	—	2.8	—	3.9
Other special project costs	6.8	0.7	6.8	2.1
Other debt costs – special project costs	19.5	—	19.5	—
Other expense – special project costs	0.4	—	0.4	—
Other infrequently occurring items:
Unrealized loss (gain) on investment in equity securities – net (A)	(5.9)	—	21.5	—
Pension plan termination settlement charge (B)	—	—	3.2	—
Adjusted income before income taxes	$349.9	$339.1	$647.1	$570.5
Income taxes, as adjusted	84.9	82.9	155.1	136.2
Adjusted income	$265.0	$256.2	$492.0	$434.3
Weighted-average shares outstanding – assuming dilution	102.4	106.9	102.6	106.8
Adjusted earnings per share – assuming dilution	$2.59	$2.40	$4.80	$4.07

(A) Net unrealized loss (gain) on investment in equity securities includes unrealized gains and losses on the change in fair value on the Company's investment in Post common stock and the related equity forward contract.
(B) Represents the nonrecurring pre-tax settlement charge recognized during the first quarter of 2024 related to the acceleration of prior service cost for the portion of the plan surplus to be allocated to plan members within our Canadian defined benefit plans, which is subject to regulatory approval before a payout can be made.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$194.9	$191.1	$378.5	$300.9
Income tax expense	54.5	61.8	109.3	93.1
Interest expense – net	35.1	39.7	67.2	78.8
Depreciation	53.0	57.1	103.2	112.2
Amortization	39.6	55.6	79.4	111.2
Loss (gain) on divestitures – net	13.8	—	12.6	(1.6)
EBITDA (as adjusted)	$390.9	$405.3	$750.2	$694.6
% of net sales	20.2%	18.4%	20.0%	17.0%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$176.9	$205.0	$394.8	$166.0
Additions to property, plant, and equipment	(148.7)	(102.1)	(299.0)	(190.4)
Free cash flow	$28.2	$102.9	$95.8	($24.4)

The following tables provide a reconciliation of the Company's fiscal 2024 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2024
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution (A)	$6.05	$6.45
Change in net cumulative unallocated derivative gains and losses (B)	0.10	0.10
Amortization (A)	1.60	1.60
Special project costs (A)	0.98	0.98
Loss on divestitures	0.09	0.09
Unrealized loss (gain) on investment in equity securities – net (C)	0.15	0.15
Pension plan termination settlement charge	0.02	0.02
Adjusted effective income tax rate impact (A)	0.26	0.26
Adjusted earnings per share	$9.25	$9.65

(A) Includes estimates related to the Hostess Brands acquisition, including amortization, special project costs, and the effective income tax rate impact. These are preliminary estimates that could differ materially as the Company continues to evaluate the impact of purchase accounting adjustments.
(B) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of October 31, 2023, adjusted for the gains and losses expected to be allocated to non-GAAP results for the year ended April 30, 2024.
(C) The net unrealized loss on investment in equity securities in the table above reflects the forward sale of 5.4 million shares of Post common stock received from the pet food divestiture that will settle for $466.3 million during the third quarter of 2024.

	Year Ending April 30, 2024
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,140
Additions to property, plant, and equipment	(610)
Free cash flow (A)	$530

(A) The change in free cash flow and capital expenditure guidance, compared to previous expectations, is primarily due to transaction and integration costs and capital expenditures associated with the Hostess Brands acquisition.